Exhibit 10.51

MACADAMIA NUT PURCHASE CONTRACT

Between

Mauna Loa Macadamia Nut Corporation (Buyer)

And

ML Macadamia Orchards, L.P. (Seller)

This Agreement is effective July 1, 2003 between Mauna Loa Macadamia Nut Corporation, hereinafter called Buyer, and ML Macadamia Orchards, L.P., hereinafter called Seller.

1. Buyer shall buy from Seller and Seller shall sell to Buyer all of the crop produced by the Seller’s Orchard, commonly known as Lot X, consisting of 78.44 tree acres of mature trees in Keaau, Hawaii County, Hawaii, either in husk or wet-in-shell delivered by Seller or Seller’s agent, to Buyer’s plant at Keaau, Hawaii on an FOB basis from July 1, 2003 until December 31, 2006. Seller shall be responsible for the delivery, at Seller’s expense, of the husked macadamia nuts to the processing facilities of Buyer located at Keaau. Title to the nuts and the risk of loss thereof shall pass from Seller to Buyer at the time trucks or trailers containing the nuts deliver the nuts into Buyer’s physical possession at Buyer’s plant at Keaau.

2. The purchase price for each delivery shall be $0.60 per adjusted gross pound delivered. Gross pounds shall be adjusted to a 25% moisture equivalent basis and for trash/spoilage (as defined in paragraph 5) outside a 10% to 13% range (see Exhibit A).

3. Buyer shall pay for all nuts delivered within each month, by payments to Seller within 30 days after the end of that calendar month. Check will be forwarded to Seller as reflected in paragraph 8 below. In the event that payment is not made within 30 days after the end of the calendar month in which delivery was made, the unpaid amount shall bear interest at the Bank of Hawaii prime rate plus 1%.

4. Buyer will draw samples at Keaau plant as follows. One sample of twenty pounds will be divided into two samples and dried down to 1.5 % moisture. The first sample will be the basis for the payment after moisture and quality adjustments have been made. The second sample will be a back-up sample to be held for a joint review in the event there is a disagreement over the first sample. Seller will have the option of requesting a review within fifteen days after the date of each payment check.

5. Pursuant to Paragraph 2, trash/spoilage is defined as the sum of extraneous material and those kernels deemed unmarketable because of insect damage, mold, bacteria, germination, hollow centers, rodent damage, and shrivels. Extraneous material means all foreign materials other than in-shell macadamia nuts, such as leaves, twigs, rocks, and husks.

6. Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Contract in the event that such failure shall have been caused by an act of God (fire, floods, drought, etc.), strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirement of law (such as but not limited to governmental regulations concerning hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties be liable or accountable to the other party for any damages arising from any such delay or failure.

7. Seller agrees that the agricultural chemicals used in his orchards will be limited to those approved by the United States Environmental Protection Agency. All chemicals will be applied as directed by the label.

8. For convenience of operation hereunder, each of Seller and Buyer shall designate one representative to serve as the channel or communication for delivering information to and securing necessary action by its principals.

Any party may change its representative from time to time by delivering written notice of such change to the other party. Until further notice is given, each party’s representative shall be the person listed in the notice address below:

Seller:	Buyer:

ML Macadamia Orchards, L.P.	Mauna Loa Macadamia Nut Corporation
P.O. Box 1826	2445 McCabe Way, Suite 250
Papaikou, HI 96781-1826	Irvine, CA 92614
(808) 969-8052	(949) 851-1994
Attention: Dennis Simonis	Attention: Darrell Askey

9. The parties may terminate this Contract at any time by mutual agreement in writing. In the event that any party shall be in default (as defined below), the non-defaulting party may terminate this Contract at any time by delivering written notice of such termination to the defaulting party.

A party shall be in “default” under this Contract in the event that: (i) it files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law; (ii) any such proceeding is commenced against it involuntarily and is not dismissed within 60 days; (iii) it makes any composition with or assignment for the benefit of its creditors; (iv) it enters into any corporate reorganization or acquisition without making adequate provision for the performance of its obligations under this Contract; (v) it fails to perform any of its obligations when due under this Contract and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party or, if such non-performance cannot be corrected within 30 days, it does not state in writing its intent to cure such default, deliver such written notice to the other party, and begin immediately to cure said default as soon as reasonably possible; or (vi) it repeatedly fails to perform its obligations under this Contract except upon receipt of written demand for performance.

10. This contract will be primarily performed in and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this contract.

11. This Contract represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The parties specifically acknowledge and agree that no joint venture or lease is created hereby and that neither party is hereby appointed as the agent of the other party. This contract will run with the land and will be binding on any successors or assigns of Buyer or Seller.

In witness whereof, Seller and Buyer have caused this Macadamia Nut Purchase Contract to be executed on This 25th day of August 2003.

Seller:	s/s
Dennis Simonis
ML Macadamia Orchards, L.P.

Buyer:	s/s
Darrell Askey
Mauna Loa Macadamia Nut Corporation

EXHIBIT A

Example 1. Within the 10%-13% band

Gross WIS pounds delivered	10,000
Trash/Spoilage	11%
Adjustment for trash and spoilage (no adjustment)	0
Subtotal adjusted gross pounds	10,000
Delivered moisture	21%
Adjusted gross pounds @ 25% moisture	10,533

Example 2. Over the 10% -13% band

Gross WIS pounds delivered	10,000
Trash/Spoilage	14%
Adjustment for trash and spoilage (13% less 14%)	(100)
Subtotal adjusted gross pounds	9,900
Delivered moisture	21%
Adjusted gross pounds @ 25% moisture	10,428

Example 3. Under the 10%-13% band

Gross WIS pounds delivered	10,000
Trash/Spoilage	9%
Adjustment for trash and spoilage (10% less 9%)	100
Subtotal adjusted gross pounds	10,100
Delivered moisture	21%
Adjusted gross pounds @ 25% moisture	10,639